UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8K/A
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2014

CONTENT CHECKED HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-190656	990371233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Content Checked Holdings, Inc.
56-26 Chongshan Middle Rd, 1-5-1, Huanggu
Shenyang, Liaoning, China, 110031
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: 86-159-405-03507

Vesta International, Corp.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a12)

□	Precommencement communications pursuant to Rule 14d2(b) under the Exchange Act (17 CFR 240.14d2(b))

□	Precommencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Vesta International Corp.’s (the “Company”, “we” or “our”) Board of Directors authorized, and stockholders holding approximately 79.8% of the outstanding shares of our common stock, par value $0.001, approved by written consent, in accordance with Nevada corporate law, the filing of a Certificate of Amendment to our Articles of Incorporation (the “Certificate”) with the Secretary of State of the State of Nevada, which (i) changed our name from Vesta International Corp. to Content Checked Holdings, Inc., and (ii) increased our authorized capital stock as described below. The Certificate was filed and was effective for corporate law purposes on December 18, 2014.

The Company’s new name will be effective for OTC trading purposes on March 3, 2015. The name change will be accompanied by a new trading symbol, “CNCK.” The new CUSIP number for the Company’s Common Stock is 21076Y100.

We are currently engaged in discussions with Content Checked Inc., a Wyoming corporation (“CCI”), regarding a possible business combination involving the two companies.  CCI has created and introduced to the market a smartphone application designed for use by those who suffer from food allergies and intolerances, and those who care for them.  At this stage, no definitive terms have been agreed to, and neither party is currently bound to proceed with any transaction.  With the permission of CCI, we have changed our name to facilitate these discussions.  If the parties determine not to proceed with a business combination, we will change our name back to Vesta International Corp. or adopt another name.

The Certificate changed the aggregate number of shares of capital stock which we shall have the authority to issue to two hundred and sixty million (260,000,000) shares, consisting of two hundred and fifty million (250,000,000) shares of common stock, par value of $0.001 per share (“Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

We may issue shares of Preferred Stock from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors and will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by our Board of Directors.  Our Board of Directors will have the power to increase or decrease the number of shares of Preferred Stock of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased, the shares constituting such decrease will resume the status of authorized but unissued shares of Preferred Stock.

While we do not currently have any plans for the issuance of Preferred Stock, the issuance of such Preferred Stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock.  It is not possible to state the actual effect of the issuance of any shares of Preferred Stock on the rights of holders of the Common Stock until and unless our Board of Directors determines the specific rights of the holders of the Preferred Stock; however, these effects may include: restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock, or delaying or preventing a change in control of the Company without further action by the stockholders.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The information in Item 5.03 above regarding the approval of the Certificate by written consent of our stockholders is incorporated herein by reference.

Item 8.01. Other Information

Stock Split

Our Board of Directors has declared a 2.44-for1 forward stock split on the Company’s Common Stock, in the form of a dividend, with a record date of January 20, 2015, a payment date of January 26, 2015, an exdividend date of January 27, 2015.  The stock split will entitle each of our shareholders as of the record date to receive 2.44 additional shares of common stock for each one share owned.  Additional shares issued as a result of the stock split will be distributed on the payment date.  Shareholders do not need to exchange existing stock certificates and will receive a new certificate reflecting the newly issued shares.

Shareholders who sell their stock before the exdividend date are selling away their right to the stock dividend. Such sale will include an obligation to deliver any shares acquired as a result of the dividend to the buyer of the shares, since the seller will receive an I.O.U. or “due bill” from his or her broker for the additional shares.  The day stockholders can sell their shares without being obligated to deliver the additional dividend shares is the exdividend date, the first business day after the stock dividend payment date.  As of the exdividend date, the Company’s common stock will trade on a postsplit adjusted basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Content Checked Holdings, Inc.

By: /s/ Yan Wang
Name: Yan Wang
Title: Chief Executive Officer
Date: January 30, 2015